0209517.01





                 WARBURG PINCUS ADVISOR FUNDS SERVICES AGREEMENT





Gentlemen:



         We, Counsellors Securities Inc. ("CSI"), have an agreement (the "Distribution Agreement") with the several open-end management investment companies, or series thereof, for which Warburg, Pincus Counsellors, Inc. ("Counsellors") provides investment advisory services which are listed on Appendix A hereto, as amended from time to time (the "Funds"). Pursuant to the Distribution Agreements, we act as the distributor of shares of each Fund's common stock or beneficial interest, as the case may be, par value $.001 per share, designated Series 2 Shares or Advisor Shares (collectively, "Advisor Shares"). This is to confirm that, in consideration of the agreements hereinafter contained, we have agreed that the company that is the counterparty to this Agreement (the "Service Organization") shall provide certain services in connection with the Advisor Shares. We acknowledge that Advisor Shares may be sold directly to certain employee benefit and retirement plans ("Plans") that include or propose to include one or more Funds as an investment alternative. The terms "Prospectus" and "Statement" as used herein refer respectively to the then current prospectus and statement of additional information relating to the Advisor Shares forming parts of the Registration Statement on Form N-1A of a Fund under the Securities Act of 1933, as amended (the "1933 Act").



         1. Services. Service Organization agrees to provide to investors in the Funds ("Customers"), Plans and Plan participants the administrative, shareholder and/or other services set forth on Schedule A hereto, as amended from time to time. If Service Organization is not a banking organization that is prohibited from performing such services (a "Bank"), Service Organization also agrees to provide the distribution and marketing services set forth on Schedule A hereto. In providing such services, Service Organization shall not, except as specifically provided herein, have any authority to act as agent for CSI or any Fund, but shall act only as agent of the Plans, Plan participants and Customers who from time to time beneficially own Advisor Shares and as an independent contractor and not as an employee or agent of the Funds, Counsellors or CSI.



         Service Organization will maintain all records required by law, including records detailing the services it provides in return for the fees to which it is entitled under this Agreement. Such records shall be preserved, maintained and made available to the extent required by law and in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"), the Securities Exchange Act of 1934 (the "1934 Act") and the rules thereunder. Upon request by a Fund or CSI, Service Organization agrees to promptly make copies or, if required, originals of such of these records available to the Fund or CSI, as the case may be. Service Organization also agrees to promptly notify the Fund or CSI if it experiences any difficulty in maintaining these records in an accurate and complete manner. This provision shall survive the termination of this Agreement.



         Service Organization agrees to furnish the Funds, Counsellors and CSI with such occasional and periodic reports as we shall reasonably request from time to time to enable us or the Funds to comply with applicable laws and regulations (including, without limitation, providing reports relating to blue sky and other state securities laws and regulations) and with such other information as they may reasonably request (including, without limitation, periodic certifications confirming the provision to Plans, Plan participants and Customers of the services described herein). Moreover, Service Organization agrees to provide to the Funds, Counsellors and CSI access to it, and its personnel at their reasonable request during normal business hours to confirm compliance with the provisions of this Agreement and applicable law. In performing services hereunder, Service Organization agrees that it will not engage in any activities set forth in Schedule B.



         Service Organization shall take all steps necessary to ensure that the arrangements provided for in this Agreement are properly disclosed to the Plans and Customers. Service Organization agrees to inform Plans and Customers that they are transacting business with Service Organization and not with CSI, Counsellors or the Funds, and that they and Plan participants may look only to Service Organization for resolution of problems or discrepancies in their accounts or between those accounts and Service Organization's omnibus accounts (the "Accounts") at the Funds.

         In the case of Service Organizations that are not banks, neither CSI, Counsellors nor any Fund assumes any responsibility or obligation as to Service Organization's right to sell Advisor Shares in any state or jurisdiction. Any such Service Organization agrees that it will not offer or sell any Advisor Shares to Plans, Customers or persons (i) in any jurisdiction in which Service Organization is not properly licensed and authorized to make such offers or sales, or in which Advisor Shares are not qualified for sale, (ii) with respect to whom such investment would not be suitable or appropriate under applicable law or (iii) at any time after CSI or any Fund has provided you with written notice that any Fund is not then currently offering Advisor Shares to the public. CSI has full authority to take such action as it may deem advisable in respect of all matters pertaining to the continuous offering of Advisor Shares. CSI reserves the right in its sole discretion and without prior notice to Service Organization to suspend sales or withdraw the offering of Advisor Shares of each Fund.



         Service Organization shall maintain at all times general liability and other insurance coverage, including errors and omissions coverage, that is reasonable and customary in light of its duties hereunder, with limits of not less than $5 million. Such insurance coverage shall be issued by a qualified insurance carrier with a Best's rating of at least "A" or with the highest rating of a nationally recognized statistical rating organization. In addition, Service Organization shall promptly deliver to CSI such financial statements as CSI may reasonably request concerning Service Organization's financial condition; such statements shall fairly represent Service Organization's financial condition as of the date thereof.



         Each Fund and CSI may enter into other similar agreements with any other person or persons without Service Organization's consent.



         2. Orders for Advisor Shares. Orders received from Service Organization for Advisor Shares will be accepted by CSI only at the public offering price applicable to each order, as set forth in the relevant Prospectus and Statement. All orders by Service Organization for Advisor Shares will be held through the Accounts with the Funds; and Service Organization agrees to make available on a monthly basis to CSI records necessary to determine the number of Plans, Plan participants and/or Customers in each Account and the times of receipt of Plan participant and Customer orders. Service Organization agrees to use its best efforts to assist CSI in identifying "market timers" or investors who engage in a pattern of short-term trading.

         On each day on which a Fund calculates its net asset value (a "Business Day"), Service Organization shall aggregate and calculate the net purchase and redemption orders for each Account maintained by the Fund in which Plan participant and Customer assets are invested. Net orders shall only reflect Plan participant and Customer orders that Service Organization has received prior to the close of regular trading on the New York Stock Exchange, Inc. (the "NYSE") (currently 4:00 p.m., Eastern time) on that Business Day. Orders that Service Organization has received after the close of regular trading on the NYSE shall be treated as though received on the next Business Day. Each communication of orders by Service Organization shall constitute a representation that such orders were received by it prior to the close of regular trading on the NYSE on the Business Day on which the purchase or redemption order is priced in accordance with Rule 22c-1 under the 1940 Act. Other procedures relating to the Funds shall be in accordance with Schedule C, as amended from time to time, as well as with the Prospectus and Statement of the relevant Fund and with oral or written instructions that CSI or a Fund shall forward to Service Organization from time to time.



         SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE PROCEDURES REFERRED TO ABOVE, SERVICE ORGANIZATION HEREBY IS APPOINTED TO ACT, AND SERVICE ORGANIZATION HEREBY AGREES TO ACT AS AGENT OF CSI FOR THE PURPOSE SPECIFICALLY SET FORTH IN THIS PARAGRAPH. Provided that Service Organization complies with the foregoing, it shall be deemed to be an agent of CSI for the sole purpose of receiving instructions as Plan and Customer agent for the purchase and redemption of Advisor Shares of that Fund prior to the close of regular trading each Business Day and communicating orders based on such instructions to the Fund's transfer agent, all as specified herein. The Business Day on which Service Organization receives such instructions prior to the close of regular trading on the NYSE shall be the Business Day on which such orders will be deemed to be received by CSI or the Fund's transfer agent as a result of such instructions.



         Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's Prospectus.



         Payment for Advisor Shares must be received at the time, and in the manner, set forth in Schedule C, as amended from time to time. All orders are subject to acceptance or rejection by CSI or the relevant Fund in the sole discretion of either, or by the Fund's transfer agent acting on its behalf, and orders shall be effective only upon receipt in proper form. Each Fund may, if necessary, delay redemption of Advisor Shares to the extent permitted by the 1940 Act.



                  3. Fees. (a) Each Fund has adopted a plan pursuant to Rule 12b-1 under the 1940 Act providing for paymnet of 12b-1 fee of up to .75% of the value of the average daily net assets of the Advisor Shares held of record by the Service Organization from time to time on behalf of Plan participants and Customers (the "Customers' Advisor Shares"). In consideration of the services and facilities provided by the Service Organization, CSI, on behalf of each Fund, may pay to the Service Organization, and the Service Organization will accept as full payment therefor, a fee in an amount obtained by multiplying the applicable percentages set forth on Appendix A by the average daily net assets of the Customers' Advisor Shares, which fee will be computed daily and payable quarterly. The fee set forth above may include a service fee in the amount of
 .25% of the average daily net assets of the Customers' Advisor Shares, which fee will be computed daily and payable quarterly. Any such service fee shall be paid to Service Organization solely for personal service and/or the maintenance of shareholder accounts.



                  (b) For purposes of determining the fees payable under this
Section 3, the average daily net assets of the Customers' Advisor Shares will be computed in the manner specified in the relevant Fund's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Advisor Shares for purposes of purchases and redemptions. If in any period the aggregate amount payable to Service Organization is less than $200, CSI may, in its discretion, defer the payment of such amount until it, together with a subsequent payment or payments, exceeds $200.



                  (c) Service Organization will provide to Plans, Plan participants and Customers a schedule of fees showing the compensation payable to the Service Organization hereunder, along with any other fees charged by it to Plans, Plan participants and Customers relating to their assets that are invested in Advisor Shares.



                  (d) The fees paid pursuant to this Agreement shall be payable only after, for so long as and to the extent that CSI has received an amount equal to the fees payable to Service Organization from each Fund pursuant to such Fund's Distribution Plan, as amended from time to time, adopted pursuant to Rule 12b-1 under the 1940 Act.

         4. Counsellors Securities' Responsibilities; Limitation of Liability for Claims. Any printed information that is furnished to Service Organization other than each Fund's Prospectus, Statement, information supplemental to the Prospectus and the Statement, periodic reports and proxy solicitation materials is CSI's sole responsibility, and not the responsibility of any Fund, and Service Organization agrees that the Funds, the shareholders of the Funds and the officers and governing Boards of the Funds shall have no liability or responsibility to Service Organization in these respects. Further, it is understood, in the case of each Fund that is organized as a Massachusetts business trust or series thereof, that the declarations of trust for each trust refers to the trustees collectively as trustees and not as individuals personally, and that the declaration of trust provides that no shareholder, trustee, officer, employee or agent of the trust shall be subject to claims against or obligations of the trust to any extent whatsoever, but that the trust estate only shall be liable. No Fund shall be liable for the obligations or liabilities of any other Fund. No series of any Fund, if any, shall be liable for obligations of any other series.



         5. Pricing Errors. In the event adjustments are required to correct any error in the computation of the net asset value of a Fund's Advisor Shares, the Fund or CSI shall notify Service Organization as soon as practicable after discovering the need for those adjustments that result in an aggregate reimbursement of $150 or more to any one Account. Any such notice shall state for each day for which an error occurred the incorrect price, the correct price and, to the extent communicated to the Fund's shareholders, the reason for the price change. Service Organization may send this notice or a derivation thereof (so long as such derivation is approved in advance by CSI or Counsellors) to Plan participants and Customers whose accounts are affected by the price change.



         If an Account received amounts in excess of the amounts to which it otherwise would have been entitled prior to an adjustment for an error, Service Organization, at the Fund's request, will make a good faith attempt to collect such excess amounts from Plan participants and Customers. In no event, however, shall Service Organization be liable to a Fund or CSI for any such amounts.



         If an adjustment is to be made in accordance with the first paragraph of this Section 5, the relevant Fund shall make all necessary adjustments (within the parameters specified in that first paragraph) to the number of Advisor Shares owned in the Accounts and distribute to Service Organization the amount of such underpayment for credit to Plan participants' and Customers' accounts.



         6. Publicity. CSI will provide Service Organization on a timely basis with investment performance information for each Fund in which Service Organization maintains an Account, including total return for the preceding calendar month and calendar quarter, the calendar year to date, and the prior one-year, five-year, and ten-year (or life of the Fund) periods. Service Organization may, based on the Securities and Exchange Commission-mandated information supplied by CSI, prepare communications for Plan participants and Customers ("Participant Materials"). Service Organization shall provide copies of all Participant Materials to CSI concurrently with their first use for CSI's internal recordkeeping purposes. It is understood that neither CSI nor any Fund shall be responsible for errors or omissions in, or the content of, Participant Materials.



         7. Standard of Care; Indemnification. In carrying out Service Organization's and CSI's obligations under this Agreement, Service Organization and CSI each agree to act in good faith and without negligence.



         Service Organization agrees to and does release, indemnify and hold each Fund, its investment adviser(s), CSI and their respective officers, trustees, directors, employees, agents and controlling persons harmless from and against any and all direct or indirect claims, liabilities, expenses or losses resulting from requests, directions, actions or inactions of or by Service Organization or its or their officers, employees or agents regarding Service Organization's responsibilities hereunder. Without limiting the generality of the foregoing, Service Organization agrees that this provision will apply to claims, liabilities, expenses or losses arising out of (a) Service Organization making any statement or representation concerning the Advisor Shares that is not contained in the relevant Prospectus or Statement or in such printed material issued by CSI or a Fund as information supplemental to the Prospectus and Statement (including, without limitation, any statement, representation or omission contained in Participant Materials), (b) a sale or offering of Advisor Shares (i) in any state or jurisdiction in which such Advisor Shares are not qualified for sale or exempt from the requirements of the relevant securities laws or in which Service Organization is not properly licensed or authorized to make offers or sales, (ii) which is unsuited or otherwise inappropriate for any Plan, Plan participant or Customer or (iii) at any time after CSI or any Fund provides written notice that any Fund is not then currently offering Advisor Shares to the public. CSI agrees to and does release, indemnify and hold Service Organization and its officers, directors and controlling persons harmless from and against any and all direct or indirect claims, liabilities, expenses or losses resulting from requests, directions, actions or inactions of or by CSI or its respective officers, trustees, directors, employees, agents or controlling persons.



         This provision shall survive the termination of this Agreement.



         8. Representations and Warranties. Each party hereby represents and warrants to the other that it is duly authorized by all necessary action, approval or authorization to enter into this Agreement and that it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.



         Service Organization further represents, warrants and agrees that:



                           (i) Service Organization is and, during the term of this Agreement, will be fully authorized by applicable law and regulation and by any agreement it may have with any Plan, Customer or client for whom it may act in a manner covered by this Agreement to perform the services and receive the compensation therefor described in this Agreement;



                           (ii) in performing the services and receiving the compensation described in this Agreement, Service Organization will comply with all applicable laws, rules and regulations;



                           (iii) Service Organization is duly registered as a broker-dealer under Section 15 of the 1934 Act and a transfer agent under Section 17A of the 1934 Act and, in each case, applicable state securities laws and regulations, and all such registrations are in full force and effect and will remain in effect during the term of this Agreement; if Service Organization is not so registered, it is not required to be so registered and will not be required to be so registered in order to perform the services described in this Agreement;

                            (iv) neither Service Organization, nor any of its "affiliates" (as such term is defined in 29 C.F.R. Section 2510.3-21(e)) is or, during term of this Agreement, will become a "fiduciary" of any Plan as such term is defined in section 3(21) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");



                            (v) the receipt of fees hereunder will not constitute a "prohibited transaction" as such term is defined in section 406 of ERISA and section 4975 of the Code; and



                            (vi) the compensation payable to Service
         Organization hereunder, together with any other compensation it receives from Plans, Plan participants and Customers for services contemplated by this Agreement, will not be excessive or unreasonable under the laws and instruments governing its relationships with Plans, Plan participants and Customers.



         9. Reports. Service Organization will furnish CSI, each Fund or its designees with such information as it or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Plans, Plan participants and Customers of the services described herein), and will otherwise cooperate with CSI, each Fund and its designees (including, without limitation, any auditors designated by each Fund), in connection with the preparation of reports to the Fund's governing Board concerning this Agreement and the monies paid or payable by CSI, on behalf of the Fund, pursuant hereto, as well as any other reports or filings that may be required by law. Service Organization will promptly notify the Fund and CSI in the event it is no longer able to make the representations and warranties set forth above.



         10. Term. This Agreement will become effective on the date set forth below. Unless sooner terminated, this Agreement will continue until one year from the date hereof, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by the Fund in the manner set forth in the next paragraph. This Agreement is terminable with respect to each Fund, with or without cause, without penalty (i) at any time by the Fund, which termination may be by vote of a majority of (a) the Disinterested Trustees/Directors (as defined below) or (b) the outstanding Advisor Shares of the Fund, or (ii) by CSI or Service Organization upon 30 days' notice to the other party hereto.

         Anything in this Agreement to the contrary notwithstanding, no compensation may be paid under this Agreement with respect to any Fund until this Agreement has been approved by vote of a majority of (i) the Fund's governing Board and (ii) those Trustees/Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of the Distribution Plan adopted by the Fund regarding the provision of distribution and support services to the beneficial owners of the Advisor Shares or in any agreements related thereto ("Disinterested Trustees/Directors"), cast in person at a meeting for the purpose of voting on such approval.



         11. Transactions Subject to Fund/SERV. Upon the execution of a Fund/SERV Amendment to this Agreement, transactions in Fund shares may be affected through Fund/SERV.



         12. Governing Law; Complete Agreement; Assignment. This Agreement shall be governed by and construed in accordance with the laws (except the conflict of law rules) of the State of New York.



         This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.



         This Agreement is non-assignable by the parties hereto and will terminate automatically in the event of its assignment (as such term is defined in the 1940 Act). Nothing in this Agreement is intended to confer upon any person other than the Fund and the parties hereto and their permitted assigns and successors any rights or remedies under or by reason of this Agreement.



         13. Amendment. This Agreement, including the Schedules thereto, may be modified or amended and the terms of this Agreement may be waived only by writings signed by each of the parties.

         14. Notices. All notices and communications shall be mailed or telecopied to Service Organization to the address set forth below and to the Fund or CSI at 466 Lexington Avenue, New York, New York 10017, Attention:
Eugene P. Grace (Fax No.: 212-878-9351), or in any case to such other address as a party may request by giving written notice to the other.



                                    COUNSELLORS SECURITIES INC.





Date:_____________ __, 199_                 By:________________________________

                                            Name:

                                            Title:



Effective as of:______________

Please indicate Service Organization's confirmation and acceptance of this Agreement as of the date written above by signing below and returning one copy of this Agreement to Counsellors Securities Inc., 466 Lexington Avenue, New York, New York 10017, Attention: Eugene P. Grace.



Accepted and Agreed:



-----------------------------------



By:__________________________



Name (Print):__________________



Title:_________________________



Address: ______________________



Telephone No.:__________________



Fax No.:

Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the body of the Advisor Funds Services Agreement.

                              APPENDIX A





                  Funds                              Fee Rate
                  -----                              --------


Warburg Pincus Balanced Fund                            .50%

Warburg Pincus Capital Appreciation Fund                .50%

Warburg Pincus Emerging Growth Fund                     .50%

Warburg Pincus Emerging Markets Fund                    .50%

Warburg Pincus Fixed Income Fund                        .25%

Warburg Pincus Health Sciences Fund                     .50%

Warburg Pincus Global Fixed Income Fund                 .50%

Warburg, Pincus Global Pos-Venture Capital Fund         .50%

Warburg Pincus Growth & Income Fund                     .50%

Warburg Pincus Intermediate Maturity Government Fund    .25%

Warburg Pincus International Equity Fund                .50%

Warburg Pincus Japan Growth Fund                        .50%

Warburg Pincus Japan OTC Fund                           .50%

Warburg Pincus New York Intermediate Municipal Fund     .25%

Warburg Pincus Post-Venture Capital Fund                .50%

Warburg Pincus Small Comany Growth Fund                 .50%

Warburg Pincus Small Company Value Fund                 .50%

Warburg, Pincus Strategic Value Fund                    .50%

                                                           SCHEDULE A



                       Distribution and Marketing Services



            (i) formulation and implementation of marketing and promotional activities including, but not limited to, direct mail promotions and other advertising, if appropriate;



            (ii) distributing Prospectuses, Statements and reports of the Fund to prospective Plans, Plan sponsors and Customers;



            (iii) preparing, printing and distributing sales literature pertaining to the Fund; and



            (iv) obtaining information, analyses and reports with respect to marketing and promotional activities relating to the Fund.



                             Administrative Services



           (i) receiving from the Plans, Plan participants and Customers, by the close of regular trading on the New York Stock Exchange (currently 4:00 p.m., Eastern time) on any business day (i.e., a day on which the New York Stock Exchange is open for trading), instructions for the purchase and redemption of shares; aggregating and processing purchase and redemption requests for Advisor Shares from Plan participants and Customers and placing net purchase and redemption orders with CSI or its designee; payment for net purchase orders must be received at the time the order is placed; communicating orders in a timely manner to CSI or its designee and promptly delivering, or instructing the Plans to deliver, appropriate documentation to CSI or its designee;

           (ii) providing Plan participants and Customers with a service that invests the assets of their accounts in Advisor Shares;



          (iii) providing information periodically to Plans, Plan participants and Customers showing their positions in Advisor Shares;



           (iv)   arranging for bank wires;



            (v) providing sub-accounting with respect to Advisor Shares beneficially owned by Plans, Plan participants and Customers;



           (vi) if required by law, forwarding shareholder communications from the relevant Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Plans, Plan participants and Customers at Service Organization's expense, with such material to be provided to it by CSI to the extent reasonably practicable upon ten Business Days' notice;



          (vii) withholding taxes on non-resident alien accounts and otherwise as appropriate;



         (viii) maintaining records of dividends and distributions; and disbursing dividends and distributions and reinvesting such in the relevant Fund for Plans and Plan participants;



           (ix) preparing and delivering to Plans, Plan participants and Customers and state and federal regulatory authorities, including the U.S. Internal Revenue Service, such information respecting dividends and distributions paid by the relevant Fund as may be required by law;

            (x) maintaining adequate records for each Plan and Customer reflecting Advisor Shares purchased and redeemed, including dates and prices for all transactions, and Share balances;



           (xi) preparing and delivering to Plans and Customers periodic account statements showing for each Plan and Customer, respectively, the total number of Advisor Shares held as of the statement closing date, purchases and redemptions of Advisor Shares during the statement period, and dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Advisor Shares), including dates and prices for all transactions;



          (xii) on behalf of and to the extent instructed by each Plan and Customer and as required by law, at Service Organization's expense, delivering to Plan participants (or delivering to the Plans for distribution to Plan participants) and Customers Prospectuses, Statements and other materials provided to it by CSI to the extent reasonably practicable upon ten Business Days' notice;



         (xiii) maintain daily and monthly purchase summaries (expressed in both Share and dollar amounts) for each Plan and Customer; and



          (xiv) settle orders in accordance with the terms of the Prospectus and Statement of the Fund.

                              Shareholder Services



            (i)   responding to Plans, Plan participant and Customer inquiries;



           (ii) providing information on Plan, Plan participant and Customer investments;



          (iii)   providing other shareholder liaison services;



           (iv) providing office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in Service Organization's business, or any personnel employed by Service Organization) as may be reasonably necessary or beneficial in order to provide services to Plans and Customers under this Agreement;



            (v) sending confirmations of orders to the Plans and Plan participants and Customers to the extent required by law and paying any costs in connection therewith;



           (vi) using all reasonable efforts to ensure that taxpayer identification numbers provided by Service Organization on behalf of the Plans, Plan participants and Customers are correct; and



          (vii) providing the Plans, Plan participants and Customers a confirming Prospectus following an acquisition of Advisor Shares to the extent required by law.

                                 Other Services





                (i) providing all other services as may be incidental to the Distribution and Marketing Services, Administrative Services and Shareholder Services enumerated above;



           (ii) providing such other services as may be normal or customary for service providers performing substantially similar services; and



          (iii) providing such other services as may be mutually agreed by the parties to the extent permitted under applicable statutes, rules and regulations.

SCHEDULE B





                              Prohibited Activities







           (i) Service Organization shall not withhold placing orders for the Advisor Shares received from Plan participants and Customers so as to profit as a result of such withholding.



           (ii) Service Organization shall not place orders for Advisor Shares unless it has already received purchase orders for Advisor Shares at the applicable public offering price and subject to the terms hereof.



          (iii) Service Organization agrees that it will not offer or sell any Advisor Shares except under circumstances that will result in compliance with applicable federal and state securities laws and that in connection with sales and offers to sell Advisor Shares Service Organization will furnish to each person to whom any such sale or offer is made, at or prior to the time of offering or sale, a copy of the relevant Prospectus and, if requested, the corresponding Statement (each as then amended or supplemented) and will not furnish to any person any information relating to a Fund that is inconsistent in any respect with the information contained in the Prospectus and Statement (each as then amended or supplemented).



           (iv) Service Organization shall not make any representations concerning the Advisor Shares except those contained in the relevant Prospectus and Statement and in such printed information subsequently issued by CSI or a Fund as information supplemental to the Prospectus and Statement.

SCHEDULE C

                                                    Operating Procedures



         1. Each Fund will make available its net asset value per share on a daily basis as soon as reasonably practicable after the net asset value is calculated. The Fund will use its best efforts to make such determination available by 6:00 p.m., Eastern time, but in no event later than 7:00 p.m., Eastern time, each Business Day.

         2. Each Fund will furnish notice of the declaration of any income, dividends or capital gains distributions payable by it. This information will include the ex, record and payable dates along with the Fund's reinvestment price. Typically, this notice will be given by fax transmission, but may be given by other means as may be reasonable under the circumstances.

         3. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's Prospectus.

         4. For trades placed with a Fund the Business Day after a trade date ("T+1") for investment at the prior Business Day's net asset value:

         (i) trade orders must be received before 4:00 p.m., Eastern time, by the Service Organization on the trade date ("T"):

         (ii) trade orders must be communicated to the relevant Fund by 10:00 a.m., Eastern time on T + 1, and

         (iii) payment for such orders must be in federal funds transmitted by wire. This wire must be initiated by 12:00 p.m., Eastern time on T + 1 by either the Service Organization or CSI, as the case may be.

         5. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued by the Funds unless specifically requested by the Service Organization and agreed to by the relevant Fund.

         6. CSI will make available reports as to the states and jurisdictions in which we believe the Funds are qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. These reports will be updated periodically as changes arise.

         7. The Funds will make available confirmation of executed trades the next Business Day following receipt of the trade from the Service Organization. Confirmation may be in written or verbal form. If verbal, Service Organization must promptly inform CSI of any discrepancies; silence will be deemed to indicate agreement.

         8. The Funds will make available account statements on a calendar quarter basis.